Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 12, 2020, subsidiaries of Overseas Shipholding Group, Inc. (the "Company") acquired three U.S.-flagged crude oil carrier vessels, the Alaskan Explorer, Alaskan Legend, and Alaskan Navigator from BP Oil Shipping Company USA and BP AMI Leasing Inc. ("BP") for total cash consideration of $54 million, which was financed by borrowing $54 million under a five-year term loan. The Company also entered into a bareboat charter with BP for a fourth vessel, the Alaskan Frontier, which is currently in layup. In connection with these transactions, the Company also acquired the remaining equity ownership of Alaska Tanker Company, LLC ("ATC"), making ATC a wholly owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial information is based on our historical consolidated financial statements and ATC's historical financial statements as adjusted to give effect to the Company's acquisition of ATC and the related vessel purchases and financing transactions. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2019 give effect to these transactions as if they had occurred on January 1, 2019.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information is described in the accompanying notes, which should be read together with the proforma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been completed as of the dates set forth above, nor is it indicative of our future results. The unaudited pro forma condensed combined financial information should be read together with the Company's historical financial statements, which are included in the Company's latest annual report on Form 10-K and quarterly report on Form 10-Q, and ATC's historical information included herein.

Unaudited Pro Forma Condensed Combined Statements of Operations
Twelve Months Ended December 31, 2019
(In thousands, except per share information)

	Overseas Shipholding Group, Inc. Historical	Alaska Tanker Company, LLC Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$355,547	$110,165	$(110,165)	(a)	$410,441
			54,894	(b)
Operating Expenses:
Cost of operations, exclusive of depreciation and amortization	249,797	90,159	(58,327)	(c)	281,629
Depreciation and amortization expense	52,499	—	3,205	(d)	55,704
General and administrative expense	23,399	8,539	(6,029)	(e)	25,909
Severance costs	—	2,635	(2,635)	(f)	—
Total operating expenses	325,695	101,333	(63,786)		363,242
Income from vessel operations	29,852	8,832	8,515		47,199
Equity in income of affiliated companies	3,552	—	(3,552)	(g)	—
Operating income	33,404	8,832	4,963		47,199
Non-operating income (expense)	1,440	510	—		1,950
Income before interest expense and income taxes	34,844	9,342	4,963		49,149
Interest and amortization of debt discount and expense	(25,633)	—	(2,668)	(h)	(28,301)
Income/(loss) before income taxes	9,211	9,342	2,295		20,848
Income tax (expense)/benefit	(536)	—	(2,549)	(i)	(3,085)
Net income	$8,675	$9,342	$(254)		$17,763

Weighted Average Number of Common Shares Outstanding:
Basic - Class A	89,251,818				89,251,818
Diluted - Class A	89,658,938				89,658,938
Per Share Amounts:
Basic and diluted net income - Class A	$0.10				$0.20

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(in thousands, except per share information)

Note 1 - Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined statement of operations to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the asset acquisition.

The Company accounted for the purchase of the three vessels and remaining equity ownership interest in ATC collectively as an asset acquisition, with substantially all the fair value of the acquisition attributed to the three vessels purchased from BP. The pre-existing ATC arrangements with a minimum term through December 2023 were terminated, and a non-cash gain equal to the value of the remaining arrangement of $19,172 was recognized, with a corresponding increase in the value of the vessels acquired from BP. As the acquirer for accounting purposes, the Company has conformed the accounting policies of ATC to its own accounting policies.

The pro forma combined financial information does not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The asset acquisition is reflected in the Company's March 31, 2020 condensed consolidated balance sheet which was filed on May 11, 2020 in Form 10-Q.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of ATC as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2 - Financing transactions

The Company completed the purchase of three vessels for approximately $54,000 in cash, which was financed by borrowing $54,000 under a five-year term loan.

Note 3 - Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Reflects reduction to revenues for the termination of prior time charter agreements between ATC and BP.

(b) Reflects an increase to revenues related to the new time charter agreements.

(c) Reflects net decrease to cost of operations under the previous arrangement between ATC and BP.

(d) Represents an increase for depreciation expense for the purchase of three vessels.

(e) Reflects net decrease to administrative costs related to previous arrangement between ATC and BP.

(f) Reflects adjustment to remove the effect of severance costs which were payable upon closing of the acquisition and these will not have a continuing impact on operations.

(g) Reflects adjustment to remove the effect of equity income of ATC as ATC is now a wholly owned subsidiary of the Company.

(h) Represents the net increase to interest expense on the new term debt to finance the acquisition of three vessels and the amortization of related debt issuance costs.

(i) Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 22%.